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Investor Relations
(972) 699-4055
Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS STRONG 1st QUARTER RESULTS
Company reports net income of $3.7 million for the quarter; EPS of $0.10

DALLAS, TEXAS (May 8, 2008) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended March 31, 2008. Revenues for the quarter were $73.4 million, compared with $68.4 million for the same period in 2007. The Company reported net income of $3.7 million for the quarter, compared with $1.6 million for the prior year period. First quarter diluted earnings per share were $0.10, compared with $0.04 for the same quarter last year.

“Furmanite’s first quarter results are the outcome of a definitive and ongoing strategy for growth. We are focused now and for the long term on expanding our capacity to deliver all our services in every location, building the quality and expertise of our management team worldwide, and establishing ourselves as the leader in all our markets,” said John R. Barnes, chairman and chief executive officer of Furmanite Corporation.

Commenting on the company’s operations, Michael L. Rose, president of Furmanite, said: “Our continuing business growth is translating not only into greater profits but also greater profit margins. This is clearly evident in our first quarter operating income margins, which grew from 4.5 percent last year to 7.1 percent this year. Around the world, we are finding business opportunities that will add to our current level of activity, affording us the platform to continue to operate at a high level of growth.”

The Company’s revenues, operating income and net income include net currency gains of $3.0 million, $298,000 and $244,000, respectively, for the quarter.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 70 offices on five continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

	FURMANITE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
	(Unaudited)
	Three Months
	Ended March 31,
	2008	2007
Revenues	$73,387	$68,445
Costs and expenses:
Operating costs	47,308	45,123
Depreciation and amortization	1,256	1,071
Selling, general and administrative	19,598	19,151
Total costs and
expenses	68,162	65,345

Operating income	5,225	3,100
Interest and other income, net	178	176
Interest expense	(631)	(852)

Income before income taxes	4,772	2,424
Income tax expense	(1,062)	(818)

Net income	$3,710	$1,606

Earnings per common share — Basic	$0.10	$0.05

Earnings per common share — Diluted	$0.10	$0.04